EXHIBITS

                              TO FORM 10-Q

                            FOR QUARTER ENDED

                           September 30, 1995






                                                          Exhibit 11.1

                           BAIRNCO CORPORATION
       CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
      FOR THE QUARTERS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
                               (Unaudited)



                                                    1995          1994
PRIMARY EARNINGS PER SHARE:

Net income                                      $ 1,893,000   $ 1,745,000

Average common shares outstanding                10,469,253    10,500,000
Common shares issuable in respect to common
  stock equivalents, with a dilutive effect           5,114            --
Total common and common equivalent shares        10,474,367    10,500,000

Primary Earnings Per Common Share               $      0.18   $      0.17




FULLY DILUTED EARNINGS PER SHARE:

Net income                                      $ 1,893,000   $ 1,745,000

Total common and common equivalent shares        10,474,367    10,500,000
Additional common shares assuming full
  dilution                                              607            --
Total common shares assuming full dilution       10,474,974    10,500,000

Fully Diluted Earnings Per Common Share         $      0.18   $      0.17


Earnings per share are based on the average number of shares outstanding during each period. Primary earnings per share include all common stock equivalents. Fully diluted earnings per share include all common stock equivalents plus the additional common shares issuable assuming full dilution.


                                                          Exhibit 11.2

                           BAIRNCO CORPORATION
       CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
                               (Unaudited)



                                                    1995          1994
PRIMARY EARNINGS PER SHARE:

Net income                                      $ 5,855,000   $ 5,345,000

Average common shares outstanding                10,489,924    10,500,000
Common shares issuable in respect to common
  stock equivalents, with a dilutive effect           2,464            --
Total common and common equivalent shares        10,492,388    10,500,000

Primary Earnings Per Common Share               $      0.56   $      0.51




FULLY DILUTED EARNINGS PER SHARE:

Net income                                      $ 5,855,000   $ 5,345,000

Total common and common equivalent shares        10,492,388    10,500,000
Additional common shares assuming
  full dilution                                       2,568            --
Total common shares assuming full dilution       10,494,956    10,500,000

Fully Diluted Earnings Per Common Share         $      0.56   $      0.51


Earnings per share are based on the average number of shares outstanding during each period. Primary earnings per share include all common stock equivalents. Fully diluted earnings per share include all common stock equivalents plus the additional common shares issuable assuming full dilution.